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                                                                    EXHIBIT 21.1

Following completion of the proposed mergers, Styleclick, Inc. will have two, wholly-owned subsidiaries:

    Internet Shopping Network LLC, a Delaware limited liability company

    Styleclick.com Inc., a California corporation.